EXHIBIT 99.1

Press Release                                  Source: Milestone Scientific Inc.

Milestone Scientific, Inc. Announces Year End Results, Improved Financial Position and Reduced Losses

Thursday April 8, 7:38 pm ET

LIVINGSTON, N.J.--(BUSINESS WIRE)--April 8, 2004--Milestone Scientific Inc. (AMEX:MS - News) today announced its results for the year ended December 31, 2003.

Net loss for the year ended December 31, 2003 decreased to $2,412,908, or $(.52) per share compared to a net loss for the prior year of $2,440,197, or $(.59) per share (after giving retroactive effect to our reverse stock split). Net sales for 2003 were $3,971,707 compared to $4,074,006 in 2002. Gross profit was approximately 50% of sales, as compared to 51% the previous year. Interest expense decreased to $680,857 in 2003, as compared to $850,642 in 2002.

Leonard Osser, Chairman and Chief Executive Officer stated, "During 2003, Milestone issued equity securities in payment of $5.0 million of funded debt and $502,800 of trade payables. We also generated cash from financing activities of approximately $849,000. In February 2004, pursuant to transactions put into place in 2003, we satisfied, through issuance of equity securities, an additional $2.5 million of funded debt, trade payables and accrued compensation. In February 2004, we also closed a $9.4 million public offering, receiving net proceeds of $7.6 million after underwriter discount, underwriter non accountable expense allowance and other expenses. As a result of these financing transactions and our results of operations for 2003, we eliminated a $6.1 million stockholders' deficiency at December 31, 2002 and established a proforma unaudited stockholders' equity of $7.7 million (after giving effect to the February transactions). With our strengthened balance sheet and the proceeds from our public offering, we now have the capital resources to allow us to execute more effectively our business plan."

"In anticipation of the above financings, during 2003 we completed development work and obtained FDA clearance to market and sell the SafetyWand(TM), the first patented injection device meeting the requirements of the Federal Needlestick Safety Act while also meeting the clinical needs of dentists. Since, the SafetyWand can only be used with our CompuDent(R) computer controlled painless injection system, we believe that it should have a strong impact on future domestic sales of these systems. We also established warehousing and logistics facilities in Pennsylvania, increasing both our domestic and foreign sales capability, began building an expanded domestic dental sales organization, including an internal sales and sales support staff, and put into place plans for increased appearances at trade shows and other marketing events to bolster domestic dental sales efforts. We also launched the CoolBlue(TM) Wand dental enhancement system that uses advanced blue light emitting diodes for faster curing of dental repair amalgams, trans-illumination of teeth and activation of whitening gels and pastes. In addition to being an important new product for us, CoolBlue(TM) Wand should help our sales force gain access to dental offices."

Milestone Scientific is the developer, manufacturer and marketer of CompuMed(R) and CompuDent(R) computer controlled local anesthetic delivery systems. These systems comprise a microprocessor controlled drive unit as well as The Wand(R) handpiece, a single patient use product that is held in a pen-like manner for injections. In 2001, Milestone Scientific received broad United States patent protection on an enabling technology for computer controlled, pressure sensitive infusion, perfusion, suffusion and aspiration, which provides real time displays of pressures, fluid densities and flow rates, that advances the delivery and removal of a wide array of fluids. In 2002, Milestone Scientific received United States patent protection on a safety engineered sharps technology, which allows for fully automated true single-handed activation with needle anti-deflection and force-reduction capability. In 2003, Milestone received FDA Clearance to market SafetyWand(TM), which incorporates engineered sharps injury protection features to aid in the prevention of accidental needlesticks.

This press release contains forward-looking statements regarding the timing and financial impact of the Milestone's ability to implement its business plan, expected revenues, and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report on Form 10-KSB for the year ended December 31, 2003. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

-0-

                   MILESTONE SCIENTIFIC INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2003

 Current Assets:
 Cash                                                              $      3,277
 Accounts receivable, net of allowance for doubtful
  account of $28,814                                                    388,900
 Inventories                                                            426,711
 Advances to contract manufacturer                                      228,497
 Deferred debt financing costs, net                                      33,522
 Prepaid expenses                                                       117,184
                                                                   ------------

         Total current assets                                         1,198,091

Deferred registration costs                                             248,815
Equipment, net                                                          242,243
Other assets                                                             27,341
                                                                   ------------

         Total                                                     $  1,716,490
                                                                   ============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
 Account payable                                                   $  1,689,591
 Accrued expenses                                                        59,540
 Accrued interest                                                       231,296
 Deferred compensation payable to officer/stockholder                   640,000
 Note payable                                                         1,141,186
 Notes payable-officer/stockholder                                      358,215
                                                                   ------------

         Total current liabilities                                    4,119,828

 Notes payable                                                           41,333
                                                                   ------------

         Total liabilities                                            4,161,161
                                                                   ------------

Commitments and Contingencies
Stockholders' Deficiency:
 Preferred stock, par value $.001; authorized 5,000,000
  shares                                                                     --
 8% Cumulative convertible preferred, par value $.001;
  25,365 shares issued and outstanding;                                      25
 Common stock, par value $.001; authorized, 50,000,000
  shares; 6,146,010 shares issued                                         6,146
 Additional paid-in capital                                          42,660,349
 Accumulated deficit                                                (44,199,675)
 Treasury stock, at cost, 33,333 shares                                (911,516)
                                                                   ------------
         Total stockholders' deficiency                              (2,444,671)
                                                                   ------------
            Total                                                  $  1,716,490
                                                                   ============

                   MILESTONE SCIENTIFIC INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             Year Ended December 31,

                                                         2003           2002
                                                     -----------    -----------

Net sales                                            $ 3,971,707    $ 4,074,006
Cost of sales                                          2,003,139      1,980,949
                                                     -----------    -----------
Gross profit                                           1,968,568      2,093,057
                                                     -----------    -----------

Selling, general and administrative expenses           3,483,439      3,588,836
Research and development expenses                        131,015        147,709
Closing of Deerfield, IL facility                         86,165         26,067
                                                     -----------    -----------

   Total                                               3,700,619      3,762,612
                                                     -----------    -----------

Loss from operations                                  (1,732,051)    (1,669,555)
Interest expense                                        (680,857)      (850,642)
Sales of prophy angle business and related
 consulting income                                            --         80,000
                                                     -----------    -----------

Net loss                                             $(2,412,908)   $(2,440,197)
                                                     ===========    ===========

Loss per share -- basic and diluted                  $      (.52)   $      (.59)
                                                     ===========    ===========

Weighted average shares outstanding -- basic
 and diluted                                           4,672,266      4,156,558
                                                     ===========    ===========

                   MILESTONE SCIENTIFIC INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             Year Ended December 31,

                                                         2003           2002
                                                     -----------    -----------

Cash flows from operating activities:
Net loss                                             $(2,412,908)   $(2,440,197)
Adjustment to reconcile net loss to net cash
 used in operating activities:
   Depreciation                                           26,101         53,052
   Amortization of debt discount and
    deferred financing costs                             289,119        340,133
   Amortization of unearned advertising
    costs                                                     --         24,803
   Amortization of unearned compensation                  20,000             --
   Stock options issued to consultants                        --         10,000
   Loss on sale disposal of fixed asset                   11,248          1,909
   Changes in operating assets and
    liabilities:
            (Increase) decrease in accounts
             receivable                                 (149,465)       124,308
            (Increase) decrease in
             inventories                                (307,420)        43,349
            Decrease in advances to contract
             manufacturer                                159,438        301,594
            Increase in prepaid expenses                 (52,232)       (33,967)
            (Increase) decrease in other
             assets                                        4,992        (19,971)
            Increase in accounts payable                 905,750        107,220
            Increase in accrued interest                 391,738        510,508
            Decrease in accrued expenses                 (26,952)       (18,918)
            Increase in deferred compensation            320,000        320,000
                                                     -----------    -----------
   Net  cash used in operating activities               (820,591)      (676,177)
                                                     -----------    -----------
Cash flow from investing activities-payment
 for capital expenditures                                (35,268)       (74,344)
                                                     -----------    -----------
Cash flows from financing activities:
    Proceeds from note payable -
     officer/stockholder                                 180,537        100,000
    Proceeds from issuance of notes payable              900,000        685,000
    Proceeds from exercised options                       57,750             --
    Proceeds from exercise of equity line,
     net of expenses                                     191,481             --
    Payments of notes payable -
     officer/stockholder                                (122,322)            --
    Expenses relating to registering shares              (22,500)            --
    Payments for deferred financing costs                (86,678)       (40,538)
    Payments for deferred registration costs            (248,815)            --
                                                     -----------    -----------

Net cash provided from financing activities              849,453        744,462
                                                     -----------    -----------

NET DECREASE IN CASH                                      (6,406)        (6,059)
Cash at beginning of year                                  9,683         15,742
                                                     -----------    -----------
Cash at end of year                                  $     3,277    $     9,683
                                                     ===========    ===========
Supplemental disclosures of cash flow information:
    Cash paid during the year for interest           $         0    $         0
                                                     ===========    ===========
    Cash paid during the year for taxes              $         0    $         0
                                                     ===========    ===========

----------
Contact:
     Milestone Scientific Inc.
     Stuart J. Wildhorn, 973-535-2717
     973-535-2829 (Fax)
     www.milesci.com